As filed with the Securities and Exchange Commission on January 4, 2013

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TARGACEPT, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	56-2020050
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 North Main Street, Suite 1510

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices, including Zip Code)

TARGACEPT, INC.

STAND-ALONE STOCK OPTION AGREEMENT FOR DR. STEPHEN A. HILL

(Full Title of the Plan)

Alan A. Musso

Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer

Targacept, Inc.

100 North Main Street, Suite 1510

Winston-Salem, North Carolina 27101

(336) 480-2100

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Peter A. Zorn, Esq.

Senior Vice President, Legal Affairs, General Counsel and Secretary

Targacept, Inc.

100 North Main Street, Suite 1510

Winston-Salem, North Carolina 27101

(336) 480-2100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share	400,000	$4.50	$1,800,000	$245.52

(1)	This Registration Statement covers 400,000 shares available for issuance under a certain stand-alone Nonqualified Stock Option Agreement between Targacept, Inc. (the “Company”) and Dr. Stephen A. Hill dated December 3, 2012 (the “Option Agreement”), which was entered into pursuant to a previously announced Employment Agreement between the Company and Dr. Stephen A. Hill dated November 14, 2012. This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(h)(1), based on the option price per share ($4.50) of the option granted to Dr. Hill pursuant to the Option Agreement.

EXPLANATORY NOTE

Targacept, Inc. (the “Company”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 400,000 shares of common stock of the Company (the “Common Stock”) authorized for issuance pursuant to a certain Nonqualified Stock Option Agreement between the Company and Dr. Stephen A. Hill dated December 3, 2012 (the “Option Agreement”). The Option Agreement was entered into in connection with the Company’s employment of Dr. Hill as its new President and Chief Executive Officer and pursuant to the terms of that certain Employment Agreement between the Company and Dr. Hill dated November 14, 2012 (the “Employment Agreement”). The option is an “employment inducement grant” under the rules of the Nasdaq Stock Market and, as such, is not subject to the approval of the Company’s stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 6, 2012;

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed with the Commission on May 9, 2012, August 9, 2012 and November 8, 2012, respectively;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 19, 2012, March 20, 2012, March 27, 2012 (2), April 10, 2012, April 25, 2012, April 30, 2012, June 6, 2012, June 15, 2012, August 31, 2012, September 17, 2012, October 9, 2012 (solely with respect to Item 2.05 and the portion of Exhibit 99.1 incorporated by reference therein), November 16, 2012 and December 10, 2012;

(d) The description of the Company’s Common Stock, par value $0.001 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on April 6, 2006, with respect to such Common Stock, including any subsequent amendment or report filed for the purposes of updating such description; and

(e) All other reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year referred to in (a) above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our Fourth Amended and Restated Certificate of Incorporation (as may be amended and in effect from time to time, the “Certificate”) provides that our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for payment of dividends or approval of stock purchases or redemptions that are prohibited by the General Corporation Law of the State of Delaware, as amended (the “DGCL”), or for any transaction from which the director derived an improper personal benefit. Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. This provision also does not affect our directors’ responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Certificate provides that, to the fullest extent permitted by Section 145 of the DGCL, we shall indemnify any person who is or was a director or officer of us, or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL. Our bylaws provide that we will indemnify any person who was or is a party or threatened to be made a party to any proceeding by reason of the fact that such person is or was a director or officer of us or is or was serving at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL. In addition, we have entered into agreements with our directors and executive officers under which, among other things, we have agreed to indemnify the director or officer against expenses incurred in any proceeding, including any action by us, in which any such person was, is or is threatened to be made a party or a participant by reason of such person’s status as a present or former director, officer, employee or agent of us or, at our request, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Section 145 of the DGCL also empowers a corporation to purchase insurance for its officers and directors for such liabilities. We maintain liability insurance for our officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of the Company, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-133881), filed with the Commission on May 8, 2006.

4.2	Bylaws of the Company, as amended and restated effective January 9, 2009 and further amended effective as of August 6, 2009, which are incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on August 11, 2009.

4.3	Specimen Certificate of Common Stock, which is incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1/A (File No. 333-131050), filed with the Commission on March 16, 2006.

4.4(a)	Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, by and among the Company and certain stockholders of the Company, which is incorporated herein by reference to Exhibit 4.2(a) to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on January 17, 2006.

4.4(b)	Amendment No. 1, dated December 6, 2004, to Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, which is incorporated herein by reference to Exhibit 4.2(b) to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on January 17, 2006.

4.4(c)	Amendment No. 2, dated March 16, 2006, to Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, which is incorporated herein by reference to Exhibit 4.2(c) to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A (File No. 333-131050), filed with the Commission on March 24, 2006.

5	Opinion of Womble Carlyle Sandridge & Rice, LLP, counsel to the Company, regarding the legality of the securities being registered.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP, counsel to the Company (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included on signature page).

99.1	Nonqualified Stock Option Agreement between the Company and Dr. Stephen A. Hill dated December 3, 2012.

99.2	Employment Agreement between the Company and Dr. Stephen A. Hill dated November 14, 2012, which is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on November 16, 2012.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, Targacept, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 4th day of January, 2013.

TARGACEPT, INC.

By:	/s/ Alan A. Musso
Alan A. Musso
Senior Vice President, Finance and Administration,
Chief Financial Officer and Treasurer

Each of the undersigned, being a director and/or officer of Targacept, Inc. (the “Company”), hereby nominates, constitutes and appoints Mark Skaletsky, Alan A. Musso and Peter A. Zorn, or any one of them severally, to be his or her true and lawful attorney-in-fact and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of certain shares of the common stock, $0.001 par value, of the Company (the “Common Stock”) in connection with that certain Nonqualified Stock Option Agreement between the Company and Dr. Stephen A. Hill dated December 3, 2012, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 4, 2013.

/s/ Stephen A. Hill		/s/ Alan A. Musso
Name:	Stephen A. Hill	Name:	Alan A. Musso
Title:	Chief Executive Officer, President and	Title:	Senior Vice President, Finance and Administration,
	Director (principal executive officer)		Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

/s/ Mark Skaletsky		/s/ M. James Barrett
Name:	Mark Skaletsky	Name:	M. James Barrett
Title:	Chairman of the Board of Directors	Title:	Director

/s/ Charles A. Blixt		/s/ Julia R. Brown
Name:	Charles A. Blixt	Name:	Julia R. Brown
Title:	Director	Title:	Director

/s/ G. Steven Burrill		/s/ Errol B. De Souza
Name:	G. Steven Burrill	Name:	Errol B. De Souza
Title:	Director	Title:	Director

/s/ Alan W. Dunton		/s/ John P. Richard
Name:	Alan W. Dunton	Name:	John P. Richard
Title:	Director	Title:	Director

/s/ Ralph Snyderman
Name:	Ralph Snyderman
Title:	Director

EXHIBIT INDEX

to

Registration Statement on Form S-8 of

Targacept, Inc.

Exhibit No.	Description

4.1	Fourth Amended and Restated Certificate of Incorporation of the Company, which is incorporated herein by reference to Exhibit 4.1 to the Company’s Registration statement on Form S-8 (Registration No. 333-133881), filed with the Commission on May 8, 2006.

4.2	Bylaws of the Company, as amended and restated January 9, 2009 and further amended effective as of August 6, 2009, which are incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on August 11, 2009.

4.3	Specimen Certificate of Common Stock, which is incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1/A (File No. 333-131050), filed with the Commission on March 16, 2006.

4.4(a)	Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, by and among the Company and certain stockholders of the Company, which is incorporated herein by reference to Exhibit 4.2(a) to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on January 17, 2006.

4.4(b)	Amendment No. 1, dated December 6, 2004, to Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, which is incorporated herein by reference to Exhibit 4.2(b) to the Company’s Registration Statement on Form S-1 (File No. 333-131050), filed with the Commission on January 17, 2006.

4.4(c)	Amendment No. 2, dated March 16, 2006, to Third Amended and Restated Investor Rights Agreement, dated May 12, 2004, which is incorporated herein by reference to Exhibit 4.2(c) to Amendment No. 4 to the Company’s Registration Statement on Form S-1/A (File No. 333-131050), filed with the Commission on March 24, 2006.

5	Opinion of Womble Carlyle Sandridge & Rice, LLP, counsel to the Company, regarding the legality of the securities being registered.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP, counsel to the Company (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included on signature page).

99.1	Nonqualified Stock Option Agreement between the Company and Dr. Stephen A. Hill dated December 3, 2012.

99.2	Employment Agreement between the Company and Dr. Stephen A. Hill dated November 14, 2012, which is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on November 16, 2012.